Lithia Announces Acquisition of Subaru Store

MEDFORD, OR -- (Marketwired - December 10, 2013) - Lithia Motors, Inc. (NYSE: LAD) announced that it acquired Diablo Subaru of Walnut Creek, California. The store adds $50 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are excited to add another Subaru store to the Lithia family. This store has the potential to be one of the largest Subaru stores in the nation, and is one of the most desirable locations for a brand that is underserved in a familiar larger market area. We believe it will generate synergies with our existing Subaru stores in Reno, Nevada and Fresno, California. This brings our total number of Subaru stores to five, and we look forward to continuing our strong partnership with Subaru in the future."

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 28 brands of new vehicles and all brands of used vehicles at 94 stores in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748